QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.38

ALLIANCE IMAGING, INC.

AMENDMENT OF EXECUTIVE SEVERANCE AGREEMENT

        THIS AMENDMENT OF EXECUTIVE SEVERANCE AGREEMENT (the "Amendment") is entered into as of [                        , 2008] (the "Effective Date"), between [                                    ] ("Executive") and Alliance Imaging, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, on [                                    ], the Company and the Executive entered into an Executive Severance Agreement (the "Agreement"); and

        WHEREAS, the parties wish to amend certain provisions of the Agreement regarding the benefits to be provided upon the termination of the Executive's employment with the Company pursuant to the terms and conditions set forth below.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

        1.    Timing of Payments.    The following sentence shall be added to the end of Section 1 of the Agreement:

          "Except as otherwise provided by Section 3(d) below, the payments provided under this Section 1 shall commence within sixty (60) days of Executive's termination of employment."

        2.    Timing of Release.    The words "upon the termination or end" in the second sentence of Section 3(a) of the Agreement shall be deleted and replaced with the following:

          "within sixty (60) days of the termination or end"

        3.    Section 409A.    Section 3(d) of the Agreement shall be deleted in its entirety and replaced with the following:

          "(d) Section 409A.

          (i)    Separation from Service.    Notwithstanding anything in this Agreement to the contrary, no termination benefits deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), shall be payable pursuant to this Agreement unless Executive's termination of employment constitutes a "separation from service" with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a "Separation from Service") and, except as provided under Section 3(d)(ii) of this Agreement, any such termination benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive's Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive's Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive's Separation from Service and the remaining payments shall be made as provided in this Agreement.

          (ii)    Specified Employee.    Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive's benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive's Separation from Service or (ii) the date of Executive's death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 3(d)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

          (iii)    Expense Reimbursements.    To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

          (iv)    Installments.    For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment."

        4.    Good Reason.    Section 5 of the Agreement shall be deleted in its entirety and replaced with the following:

        "5.    Resignation for Good Reason.    For purposes of this Agreement, resignation by Executive for "Good Reason" shall mean resignation for the following events that occurs without the Executive 's written consent: (a) the Company materially reduces Executive's base salary, (b) the assignment to the Executive of any duties which diminish in any material respect the Executive's position with the Company (including status, offices, titles and reporting requirements), authority, duties or responsibilities, (c) any material failure by the Company to comply with any of the provisions of any employment agreement between Executive and the Company, which is not remedied within 15 days after notice thereof from the Executive, or (d) the Company requires Executive to materially change the location of his principal office to a facility or a location more than fifty (50) miles from Executive's then present office location. The Company and Executive further agree that for a resignation to constitute a resignation by Executive for "Good Reason", Executive must provide written notice to the Company of his/her intent to resign within thirty (30) days of one of the triggering events outlined in this Section 5."

        5.    Excess Parachute Payments.    The following shall be inserted at the end of the last sentence of Section 6(c) of the Agreement:

          ", provided that, the Gross-Up Payment shall in all events be paid prior to the last day of Executive's taxable year next following Executive's taxable year in which the Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority."

        6.    Continuation of Other Terms.    Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

        7.    Complete Agreement.    This Amendment and the Agreement together constitute the entire agreement between Executive and the Company with respect to the subject matter described herein and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein.

        8.    Applicable Law.    This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

ALLIANCE IMAGING, INC.
By:
Name:
Title:
EXECUTIVE

QuickLinks

  Exhibit 10.38
ALLIANCE IMAGING, INC. AMENDMENT OF EXECUTIVE SEVERANCE AGREEMENT